Exhibit 99.1

For Immediate Release	Contact: David Portnoy Chairman and Co-Chief Executive Officer Cryo-Cell International, Inc. 813-749-2100 dportnoy@cryo-cell.com

ARTHUR ELLIS AND BRIAN SHEEHY JOIN CRYO-CELL’S BOARD OF DIRECTORS

OLDSMAR, FL – August 16, 2018 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced that Arthur Ellis, JD, Board President of the Uptown People’s Law Center, and Brian Sheehy, M.D. M.A. C.F.A., Founder and Managing Partner IsZo Capital, have joined the Company’s Board of Directors.

Arthur Ellis, as Board President and Director, has successfully managed since 2010 the Uptown People’s Law Center, which defends the constitutional rights of prisoners incarcerated in Illinois. Previously, he served as a director of City National Bancshares, the holding company for City National Bank of Miami.

Dr. Sheehy has served as Founder and Managing Partner of IsZo Capital since 2010. Previously, he served as a co-manager and analyst of a UBS Healthcare Fund.

“Given their experience in law and healthcare finance, respectively, the Board believes that Mr. Ellis and Dr. Sheehy joining the Board will significantly contribute to the continuing success of the Company,” commented David Portnoy, Chairman of the Board and Co-CEO.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell to preserve their family members’ stem cells. Cryo-Cell’s mission is to provide clients with state-of-the-art stem cell cryopreservation services and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and is licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 13485:2003 certified by TUV, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.